EXHIBIT 16.1



MALONE &                   Registered, Public Company Accounting Oversight Board
BAILEY, PC                 American Institute of CPAs, Center for Audit Quality
CERTIFIED PUBLIC           Texas Society of Certified Public Accountants
ACCOUNTING FIRM



January 18, 2008

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


RE: Moller International, Inc.

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on January 22, 2008 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.


/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas










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